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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-56203 of Merrill Lynch International Fund of Mercury Funds, Inc. (the "Fund") on Form N-1A of our reports dated July 8, 2003 for the Fund and July 8, 2003 for Mercury Master International Portfolio of Mercury Master Trust, both appearing in the May 31, 2003 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
September 12, 2003